Exhibit 99.1

Amphastar Announces Buyback of 26% of the Equity in its ANP Subsidiary and Spin-off its Hanxin Subsidiary

RANCHO CUCAMONGA, CA – May 7, 2021 – Amphastar Pharmaceuticals, Inc. (NASDAQ: AMPH) announced the restructuring of its Chinese subsidiaries, primarily Amphastar Nanjing Pharmaceuticals Inc. (“ANP”). As part of the restructuring, Amphastar will buyback 26% of ANP’s equity currently held by third parties. In addition, ANP will spin-off its Chinese subsidiary, Nanjing Hanxin Pharmaceutical Technology Co., Ltd. and Hanxin’s subsidiaries (collectively, “Hanxin”). The restructuring is subject to regulatory approval, and the total cash payment by Amphastar for this restructuring will be approximately $29 million.

To effect the spin-out of Hanxin, some of the ANP investors will concurrently invest a portion of their ANP sale proceeds to purchase a majority ownership stake in Hanxin, with ANP retaining an approximately 20% minority ownership stake in Hanxin. ANP will continue to focus on development and manufacturing of Active Pharmaceutical Ingredients (“API”) for Amphastar’s products and pipeline products, as well as manufacturing finished pharmaceutical products for sale outside the U.S. market.

The restructuring will increase Amphastar’s ownership in a critical source of APIs for Amphastar’s current and, more importantly, pipeline products. ANP has developed and filed 17 Drug Master Files (DMFs) for API and critical excipients with the FDA and is currently developing more DMFs. These DMFs including several insulin products and other diabetes treatments which are key elements of Amphastar’s pipeline products. This restructuring represents Amphastar’s strategic commitment to manufacturing finished pharmaceutical products and APIs for global sale and distribution.

On the restructuring, Amphastar's CEO, Dr. Jack Zhang, stated: "We believe that the restructuring of ANP is the most effective way for us to continue expanding globally while maintaining control of our important API manufacturing capabilities and eliminating expenses for areas unrelated to Amphastar’s pipeline products. We expect the transaction to be accretive to Amphastar’s EPS by approximately $0.03 per share in 2021 and $0.12 per share in 2022."

Amphastar’s executive officers, certain directors and immediate family members of certain executive officers and directors will be participating in the transaction as a result of their 2018 investment in ANP. The Company engaged a financial advisor to conduct an independent third party valuation to determine the transaction price. The independent disinterested members of the Company’s Board of Directors engaged a separate independent financial services firm to evaluate the transaction and render an opinion as to the fairness of the transaction price as part of their evaluation and approved these transactions.

Closing is expected to occur in the third quarter of 2021, subject to receipt of approvals by applicable regulatory authorities in China.

Company Information

Amphastar is a bio-pharmaceutical company that focuses primarily on developing, manufacturing, marketing, and selling technically-challenging generic and proprietary injectable, inhalation, and intranasal products. Additionally, the Company sells insulin API products. Most of the Company’s finished products are used in hospital or urgent care clinical settings and are primarily contracted and distributed through group purchasing organizations and drug wholesalers. More information and resources are available at www.amphastar.com.

Amphastar’s logo and other trademarks or service marks of Amphastar, including, but not limited to Amphastar®, Primatene Mist®, Amphadase®, and Cortrosyn®, are the property of Amphastar.

Forward-Looking Statements

All statements in this press release and in the conference call referenced above that are not historical are forward-looking statements, including, among other things, statements relating to the timing of closing of the restructuring, the benefits to the Company from the restructuring, including the impact on EPS in 2021 and 2022, the Company’s expectations regarding future financial performance, focus on global sales and marketing of its products, product development, the timing of FDA filings or approvals, including the DMFs of ANP, and other future events These statements are not historical facts but rather are based on Amphastar’s historical performance and its current expectations, estimates, and projections regarding Amphastar’s business, operations, and other similar or related factors. Words such as “may,” “might,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Amphastar’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Amphastar’s filings with the Securities and Exchange Commission, including in the Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 15, 2021. In particular, the extent of COVID-19’s impact on our business will depend on several factors, including the severity, duration and extent of the pandemic, as well as actions taken by governments, businesses, and consumers in response to the pandemic, all of which continue to evolve and remain uncertain at this time. You can locate these reports through the Company’s website at http://ir.amphastar.com and on the SEC’s website at www.sec.gov. The forward-looking statements in this release speak only as of the date of the release. Amphastar undertakes no obligation to revise or update information or any forward-looking statements in this press release or the conference call referenced above to reflect events or circumstances in the future, even if new information becomes available or if subsequent events cause Amphastar’s expectations to change.

Contact Information:
Amphastar Pharmaceuticals, Inc.
Bill Peters
Chief Financial Officer
(909) 980-9484